Exhibit 99.1

| News

FOR IMMEDIATE RELEASE

FORD CREDIT EARNS $350 MILLION NET INCOME IN THIRD QUARTER OF 2011*

DEARBORN, Mich., October 26, 2011 – Ford Motor Credit Company reported net income of $350 million in the third quarter of 2011, a decrease of $147 million from a year earlier.  On a pre-tax basis, Ford Credit earned $581 million in the third quarter and $1.9 billion in the first nine months of 2011, compared with $766 million and $2.5 billion in the third quarter and first nine months of 2010, respectively.

The decrease in pre-tax earnings is more than explained by fewer leases being terminated and the related vehicles sold at a gain, and lower credit loss reserve reductions.

“We are pleased to be a consistently profitable contributor to Ford,” Chairman and CEO Mike Bannister said. “Our focus on Ford, its dealers and its customers, along with the effective operation of our business, remains core to our success.”

On September 30, 2011, Ford Credit’s net receivables totaled $80 billion, compared with $81 billion at year-end 2010.  Managed receivables were $82 billion on September 30, 2011, down from $83 billion on December 31, 2010.  The lower receivables were primarily due to the discontinuation of financing for Jaguar, Land Rover, Mazda and Volvo and changes in currency exchange rates.

On September 30, 2011, managed leverage was 8.0 to 1.  Year-to-date, Ford Credit has distributed $2.7 billion to its parent, including $800 million in the third quarter, and expects to pay a total of about $3 billion of distributions for full-year 2011.

For full-year 2011, Ford Credit continues to expect to be solidly profitable but at a lower level than in 2010, reflecting the same factors impacting the third quarter results.  At year-end 2011, managed receivables are anticipated to be in the range of $82 billion to $87 billion.

# # #

About Ford Motor Credit Company
Ford Motor Credit Company LLC has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959. Ford Credit is an indirect, wholly owned subsidiary of Ford. For more information, visit www.fordcredit.com.

Contacts:	Margaret Mellott	Shawn Ryan
	Ford Credit Communications 313.322.5393 mmellott@ford.com	Ford Fixed Income Investment Community 313.621.0881 fixedinc@ford.com

— — — — —
*	The financial results discussed herein are presented on a preliminary basis; final data will be included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Cautionary Statement Regarding Forward Looking Statements

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

Automotive Related:
•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geo-political events or other factors;
•	Decline in Ford’s market share or failure to achieve growth;
•	Lower-than-anticipated market acceptance of new or existing Ford products;
•
An increase in or acceleration of market shift beyond Ford’s current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;

•	An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•
Economic distress of suppliers may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase Ford’s costs, affect Ford’s liquidity, or cause production constraints or disruptions;

•	Work stoppages at Ford or supplier facilities or other interruptions of production;
•	Single-source supply of components or materials;
•	Restriction on use of tax attributes from tax law “ownership change”;
•	The discovery of defects in Ford vehicles resulting in delays in new model launches, recall campaigns, reputational damage or increased warranty costs;
•	Increased safety, emissions, fuel economy or other regulation resulting in higher costs, cash expenditures and/or sales restrictions;
•	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in Ford products, perceived environmental impacts, or otherwise;
•
A change in Ford’s requirements for parts where it has entered into long-term supply arrangements that commit it to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay contracts”);

•	Adverse effects on Ford’s results from a decrease in or cessation or clawback of government incentives related to capital investments;
•	Adverse effects on Ford’s operations resulting from certain geo-political or other events;
•	Substantial levels of indebtedness adversely affecting Ford’s financial condition or preventing Ford from fulfilling its debt obligations;

Ford Credit Related:
•
Inability to access debt, securitization or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, regulatory requirements or other factors;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Collection and servicing problems related to our finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other laws and regulations resulting in higher costs and/or additional financing restrictions;
•	Imposition of additional costs or restrictions due to the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing rules and regulations;
•	Changes in Ford’s operations or changes in Ford’s marketing programs could result in a decline in our financing volumes;

General:
•	Fluctuations in foreign currency exchange rates and interest rates;
•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;
•	Labor or other constraints on Ford’s or our ability to maintain competitive cost structure;
•	Substantial pension and postretirement healthcare and life insurance liabilities impairing Ford’s or our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns); and
•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets.

We cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  For additional discussion of these risk factors, see Item 1A of Part I of our 2010 10-K Report and Item 1A of Part I of Ford’s 2010 10-K Report.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY
CONSOLIDATED STATEMENT OF OPERATIONS
For the Periods Ended September 30, 2011 and 2010
(in millions)

	Third Quarter		First Nine Months
	2011	2010	2011	2010
Financing revenue
Operating leases	$591	$741	$1,861	$2,593
Retail	513	561	1,563	1,778
Interest supplements and other support costs earned from affiliated companies	692	789	2,129	2,514
Wholesale	245	220	710	661
Other	12	15	40	47
Total financing revenue	2,053	2,326	6,303	7,593
Depreciation on vehicles subject to operating leases	(464)	(404)	(1,236)	(1,520)
Interest expense	(888)	(1,025)	(2,676)	(3,238)
Net financing margin	701	897	2,391	2,835
Other revenue
Insurance premiums earned, net	31	25	77	75
Other income, net	122	75	206	210
Total financing margin and other revenue	854	997	2,674	3,120
Expenses
Operating expenses	264	271	806	851
Provision for credit losses	(20)	(53)	(109)	(255)
Insurance expenses	29	13	79	42
Total expenses	273	231	776	638
Income / (loss) before income taxes	581	766	1,898	2,482
Provision for income taxes	231	269	714	901
Net income / (loss)	$350	$497	$1,184	$1,581

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY
CONSOLIDATED BALANCE SHEET
(in millions)

	September 30,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents	$8,153	$8,347
Marketable securities	4,246	6,759
Finance receivables, net	69,716	71,302
Net investment in operating leases	10,404	9,956
Notes and accounts receivable from affiliated companies	1,090	1,095
Derivative financial instruments	1,723	1,246
Other assets	2,151	2,991
Total assets	$97,483	$101,696

LIABILITIES AND SHAREHOLDER’S INTEREST
Liabilities
Accounts payable
Customer deposits, dealer reserves and other	$990	$1,272
Affiliated companies	894	884
Total accounts payable	1,884	2,156
Debt	80,613	82,879
Deferred income taxes	1,586	1,494
Derivative financial instruments	305	534
Other liabilities and deferred income	4,371	4,311
Total liabilities	88,759	91,374

Shareholder’s interest
Shareholder’s interest	5,274	5,274
Accumulated other comprehensive income	739	821
Retained earnings	2,711	4,227
Total shareholder’s interest	8,724	10,322
Total liabilities and shareholder’s interest	$97,483	$101,696

— — — — —
The above data include assets and liabilities of our consolidated variable interest entities (“VIEs”).  The following is a summary of the major assets and liabilities of these consolidated VIEs.

	September 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$3,411	$4,031
Finance receivables, net	48,252	50,001
Net investment in operating leases	4,712	6,121
Derivative financial instruments	169	26

LIABILITIES
Debt	$38,979	$40,247
Derivative financial instruments	94	222

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Credit’s financial performance, Ford Credit management uses financial measures based on Generally Accepted Accounting Principles (“GAAP”), as well as financial measures that include adjustments from GAAP.  Included below are brief definitions of key terms and a reconciliation of non-GAAP measures to GAAP:

●	Managed receivables: receivables reported on Ford Credit’s balance sheet, excluding unearned interest supplements related to finance receivables
●	Equity: shareholder’s interest reported on Ford Credit’s balance sheet

RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Net Finance Receivables and Operating Leases	September 30,	December 31,
	2011	2010
Receivables (a)	(in billions)
Finance Receivables – North America Segment
Consumer
Retail installment and direct financing leases	$38.2	$39.1
Non-Consumer
Wholesale	13.5	13.3
Dealer loan and other	1.8	1.9
Total North America Segment – finance receivables	53.5	54.3
Finance Receivables – International Segment
Consumer
Retail installment and direct financing leases	9.6	10.6
Non-Consumer
Wholesale	8.4	8.7
Dealer loan and other	0.4	0.4
Total International Segment – finance receivables	18.4	19.7
Unearned interest supplements	(1.7)	(1.9)
Allowance for credit losses	(0.5)	(0.8)
Finance receivables, net	69.7	71.3
Net investment in operating leases	10.4	10.0
Total receivables	$80.1	$81.3

Memo: Total managed receivables (b)	$81.8	$83.2

Managed Leverage Calculation	September 30,	December 31,
	2011	2010
	(in billions)
Total debt (c)	$80.6	$82.9
Adjustments for cash, cash equivalents, and marketable securities (d)	(11.9)	(14.6)
Adjustments for derivative accounting (e)	(0.7)	(0.3)
Total adjusted debt	$68.0	$68.0

Equity	$8.7	$10.3
Adjustments for derivative accounting (e)	(0.2)	(0.1)
Total adjusted equity	$8.5	$10.2

Managed leverage (to 1) = Total adjusted debt / Total adjusted equity	8.0	6.7
Memo: Financial statement leverage (to 1) = Total debt / Equity	9.2	8.0

— — — — —
(a)
Includes finance receivables (retail and wholesale) and net investment in operating leases reported on Ford Credit’s balance sheet that have been sold for legal purposes in securitization transactions that do not satisfy the requirements for accounting sale treatment.  These receivables are available only for payment of the debt and other obligations issued or arising in the securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors.

(b)	Includes receivables, excluding unearned interest supplements related to finance receivables of $1.7 billion and $1.9 billion at September 30, 2011 and December 31, 2010, respectively.
(c)
Includes debt reported on Ford Credit’s balance sheet including obligations issued or arising in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements.  Ford Credit holds the right to the excess cash flows not needed to pay the debt and other obligations issued or arising in each of these securitization transactions.

(d)	Excludes marketable securities related to insurance activities.
(e)
Primarily related to market valuation adjustments to derivatives due to movements in interest rates.  Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings.